Pall Announces Record Date for Special Meeting of Shareholders
to Vote on Merger Agreement with Danaher

PORT WASHINGTON, N.Y., June 16, 2015 – Pall Corporation (NYSE: PLL) today announced that it has set the record date for the special meeting of its shareholders to, among other things, consider and vote on a proposal to adopt the previously announced Agreement and Plan of Merger, dated May 12, 2015 (the “Merger Agreement”), by and among Pall, Danaher Corporation (NYSE: DHR), a Delaware corporation (“Danaher”), and Pentagon Merger Sub, Inc., a New York corporation and an indirect wholly owned subsidiary of Danaher (“Merger Sub”), providing for the merger of Merger Sub with and into Pall (the “Merger”), with Pall surviving the Merger as an indirect wholly owned subsidiary of Danaher.

Shareholders of record as of the close of business on June 25, 2015 will be entitled to vote at the special meeting. Under the terms of the merger agreement, each share of common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and automatically converted into the right to receive $127.20 in cash, without interest.

The Merger is subject to certain customary closing conditions, including receipt of regulatory approval and approval from our shareholders.  We expect the merger to close by the end of calendar 2015.

About Pall Corporation

Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Follow us on Twitter @PallCorporation or visit www.pall.com.

Forward-Looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement; the inability to complete the transaction due to the failure to obtain the Required Vote or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; the disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on the Company’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in the Company’s Annual Report on Form 10-K for the year ended July 31,2014 filed with the Securities and Exchange Commission (the “SEC”). Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The statements made herein are made as of the date of this disclosure and the Company undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving Pall and Danaher. In connection with the proposed merger, Pall will file with the SEC and will mail to shareholders a definitive proxy statement in connection with the solicitation of proxies for its special meeting, and each of Pall and Danaher may file other documents with the SEC regarding the proposed merger transaction. PALL’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PALL, DANAHER AND THE MERGER. Shareholders will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by Pall with the SEC at the SEC’s web site at www.sec.gov. Copies of the proxy statement and the filings that will be incorporated by reference therein may also be obtained, without charge, from the Company’s website, www.pall.com, under the heading “Investor Relations” or by contacting the Company’s Investor Relations at 516-801-9871 or pall_ir@pall.com.

Participants in Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its proxy statement filed with the SEC on October 31, 2014. Additional information regarding these persons and their interests in the proposed merger transaction is included in the definitive proxy statement relating to the proposed merger transaction that has been filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Media Contact:
Pall Corporation
Jim Conenello
Director, Investor Relations & Corporate Communications
(516) 801-9871

Investor Contact:
Pall Corporation
R. Brent Jones
Interim Chief Financial Officer
(516) 801-9871